Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com
Sprouts Farmers Market, Inc. Revises Credit Facility
PHOENIX, Ariz. – (Business Wire) – July 25, 2025 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced the closing of a $600 million revolving credit facility (the “Revolving Credit Facility”) under a credit agreement dated as of July 25, 2025. The Revolving Credit Facility refinances the company’s previous $700 million revolving credit facility, which was replaced in connection with Sprouts’ entry into the Revolving Credit Facility. The Revolving Credit Facility contains terms and conditions substantially similar to the company’s previous facility, with a commitment expiration date of July 2030, revised pricing terms for loans and commitments thereunder, and additional covenant flexibility. At closing, Sprouts had no outstanding borrowings and letters of credit of $23 million outstanding under the Revolving Credit Facility, with a remaining availability of $577 million.

“While we plan to continue to fund operations and unit growth through our robust cash flow generation, this facility provides Sprouts with greater financial flexibility as we grow,” said Curtis Valentine, chief financial officer of Sprouts.

JPMorgan Chase Bank, N.A., acted as administrative agent, issuing bank, and swingline lender. JPMorgan Chase Bank, N.A., Truist Securities, Inc. and PNC Capital Markets LLC acted as joint lead arrangers and joint bookrunners, Truist Bank and PNC Bank, National Association, acted as co-syndication agents, and Bank of America, N.A., BMO Bank, N.A., and U.S. Bank, National Association acted as co-documentation agents.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our plans regarding unit growth and cash flow generation as well as our company growth. Forward-looking statements are based on our beliefs as well as assumptions made by, and information currently available to, us. The risks and uncertainties to which the forward-looking statements are subject include, without limitation, adverse impacts due to general economic conditions that impact consumer spending or result in competitive responses, our ability to maintain or improve our operating margins, and other risks detailed in the “Special Note Regarding Forward-Looking Statements,” “Risk Factors,” and other sections of our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Except as required by applicable law or regulation, we disclaim any obligation, and do not intend, to publicly update or review any of our forward-looking statements, whether as a result of new information, future events, or otherwise.
Corporate Profile
True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States, Sprouts employs approximately 35,000 team members and operates more than 450 stores in 24 states nationwide. To learn more about Sprouts, and the good it brings communities, visit sprouts.com/about/
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Source: Sprouts Farmers Market, Inc
Phoenix, AZ
7/25/25